The Approval for Ermu Forestry’s capital investment and land provision to
Huaxing Ginseng Industry Company, Tunhua City, Jilin Province

To: Ermu Forestry

We have received your application for capital investment and land provision to Huaxing Ginseng Industry Company, Tunhua City, Jilin Province.  After our study, the approved terms are the following:

1.  We approve that Ermu Forestry uses the collective assets of building complex, fences, offices on the property, with the agreed price of RMB600,000 as an investment to Huaxing Ginseng Industry Company, Tunhua City, Jilin Province, including 1200 square meter of forest.

2. We approve that Ermu Forestry will provide 800 hectares to Huaxing Ginseng Industry Company, Tunhua City, Jilin Province for ginseng plantation.

3. You may execute the agreement with the above approved terms.

Ermu County Government, Tunhua City
(with official seal)

June 25, 2000